Exhibit 99.1

Socket Mobile Officers and Directors Complete
Subordinated Convertible Note Financing of $400,000

NEWARK, Calif. – August 3, 2012 – Socket Mobile, Inc. (OTC: SCKT), an innovative provider of mobile productivity solutions, today announced completion of a subordinated convertible note financing of $400,000. The purchasers of the notes are officers and directors of the Company. The proceeds will be used for working capital purposes, including ramping up production of the Company’s new SoMo655 handheld computer that was released at the end of last month.

The notes are two year notes that mature on August 1, 2014. The interest rate on the notes is 8 percent, payable upon redemption. The holder of each note may require the Company to redeem the principal amount of the note plus accrued interest after six months. The principal and accrued interest on the notes are convertible at the option of the holder into common stock at $2.44 per share if warrants previously issued to Hudson Bay Capital Master Fund continue to be outstanding at the time of conversion, or $2.00 per share if they are not. The notes are secured by the assets of the Company and are subordinated to the Company’s working capital line of credit with its bank. More detailed information is available in a Form 8-K being filed today.

About Socket Mobile, Inc.

With 20 years of experience in the Automatic Identification and Data Capture (AIDC) market, Socket makes mobile computing and productivity work. The company offers a family of handheld computers and an extensive portfolio of AIDC peripherals specifically designed to increase productivity and drive operational efficiencies in healthcare, hospitality and other business mobility deployments. The company also offers OEM solutions for the mobile device market. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Twitter @socketmobile and subscribe to sockettalk.socketmobile.com, the company’s official blog.

Socket Media Contact:	Socket Investor Contact:	Investor Relations Contact:
Angela Slate	Dave Dunlap	Todd Kehrli / Jim Byers
PR and Marcom Specialist	Chief Financial Officer	MKR Group, Inc.
510-933-3055	510-933-3035	323-468-2300
angela@socketmobile.com	dave@socketmobile.com	sckt@mkr-group.com

Socket and SoMo are registered trademarks of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2012, Socket Mobile, Inc. All rights reserved.